UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
April 28, 2005 (April 26, 2005)

AMERICAN HOMEPATIENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19532	62-1474680

(State or other jurisdiction of	(Commission File Number)	(Employer Identification
incorporation)		Number)

5200 Maryland Way, Suite 400, Brentwood ,TN 37027-5018
(Address of principal executive offices)

(615) 221-8884
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     (c) On April 26, 2005 American HomePatient (the “Company”) entered into an employment agreement (the “Agreement”) with Frank Powers, its Executive Vice President and Chief Operating Officer. The Agreement was effective as of February 9, 2005. The Agreement provides for an annual base salary of $260,000 during the first year and incentive compensation of up to 80% of his base salary upon achievement of certain performance criteria to be established from time to time by the Company.

     The Agreement provides that if the Company terminates Mr. Powers’s employment without cause or fails to fulfill its obligations under the Agreement, the Company will be required to pay Mr. Powers 100% of his base salary and all stock options granted to Mr. Powers by the Company will immediately be deemed vested. If the Company terminates Mr. Powers for cause, the Company will be required to pay him a prorated portion of his base salary.

     In the event there is a change in control and the Company terminates Mr. Powers’s employment within 12 months thereafter or Mr. Powers terminates his employment within 12 months thereafter due to a constructive discharge, Mr. Powers will be entitled to receive a severance payment equal to: (i) his monthly base salary at the time of such termination multiplied by 24; plus (ii) an amount equal to two times his annual incentive award for the previous year. Additionally, the Company will continue certain of Mr. Powers’s employee benefits for 24 months. Whether or not Mr. Powers’s employment is terminated, upon a change of control, any stock options granted to Mr. Powers will become fully vested.

     The Agreement also requires Mr. Powers to protect the Company’s confidential information and, in most cases, to refrain from competing with the Company for one year after he leaves the employment of the Company.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

Number	Exhibit
10.1	Employment Agreement with Frank Powers.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN HOMEPATIENT, INC.
By:	/s/ Stephen L. Clanton
Stephen L. Clanton
Executive Vice President and Chief Financial Officer

Date: April 28, 2005

EXHIBIT INDEX

Number	Exhibit
10.1	Employment Agreement with Frank Powers.